Exhibit 99.1


May __, 2006


Dear Fellow Shareholders:

The fiscal year ended January 31, 2006 showed significant improvement for your company. We achieved record sales and gross profit of $131.5 million and $23.1 million, respectively. Net income improved from a loss of $2.2 million in the prior year to a $1.0 million profit, or $0.14 per share.

These results were achieved, in large part, by execution of our strategy of investing in systems and people to provide superior technology and services to our customers while keeping our cost structure as competitive as possible. The net result was increased sales and profitability.

We announced last year that we selected SAP as our new ERP system. We are pleased that this important project was completed on time and on budget, going live shortly after the close of the year. Installing a major ERP system is integrally related to reviewing and revising business practices in the Company. It is a healthy, yet painstaking process to carry out. For API, it has been successfully implemented with ongoing effective transformation on our business practices. This multimillion dollar investment provides us with excellent systems that are compatible with the majority of major airlines, suppliers and customers in our industry; and it provides significant capability for future growth. This was a company-wide effort that challenged and motivated the entire team.

We have also invested heavily in our proprietary Electronic Supply ProgramSM (ESPSM); a supply chain management IT system that has had an excellent reception in the marketplace and has given API a competitive advantage in inventory management programs.

Another major investment was in the Raytheon product line. We acquired a significant inventory pool from Raytheon Aircraft and the rights to sell parts for Raytheon piston, turboprop and certain turbofan aircraft. We expect this will be a valuable addition to our product line for our customers in the general aviation and corporate markets.

The improved performance was in the face of a turbulent period in the marketplace. Corporate aviation continues to be a bright spot in the market while lighter general aviation aircraft are more susceptible to the pressure of escalating operating costs and increasing complexity of the airspace system. The airlines' well-documented problems, both at the regional and major level, have made it arguably one of the most challenging times in the industry's history.

Long-term, we are very optimistic about the state of the aviation marketplace and the areas in which we compete. We see continued growth and improved profitability once the current industry is fully rationalized. We see positive trends in the need for OEMs to outsource functions that are API's core competencies and believe the continued growth in emerging markets such as India and China will be a positive trend for technically sophisticated, global competitors.


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For this reason, we used the year to complete our plans for Asia and are expanding our capability in China to benefit from future growth opportunities in this important region. API has been selling into China for a number of years and has had operations in the Philippines to serve the Asia/Pacific market since 2000. We recently created our China subsidiary, Aerospace Products International (Shanghai) Ltd. headquartered in Shanghai, and will begin operations this summer.

The Company continues to study all its options relating to facility expansion -- a complex decision considering the many evolving opportunities in the marketplace. We also decided to settle our outstanding legal claims against Superior Air Parts on terms favorable to the Company to avoid the costs and distraction of litigation.

We are very grateful to the entire First Aviation team, shareholders and directors for making this a year of progress. The team enjoys winning in the marketplace, being the technological innovator and creating long-term value for its customers and its shareholders.


Sincerely,


/s/ Aaron P. Hollander                      /s/ Michael C. Culver
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Aaron P. Hollander                          Michael C. Culver
Chairman                                    Chief Executive Officer